Exhibit 10.1

FIRST PLACE FINANCIAL CORP.

2004 INCENTIVE PLAN

INCENTIVE STOCK OPTION AWARD AGREEMENT

Name of Recipient:	___________

Number of Shares Subject to the Option Award:	___________

Grant of Limited Rights:	Yes ☒ No ☐

Exercise Price:

Term of Option:	This Option expires on ______________. [The term of this Incentive Stock Option shall not exceed 10 years commencing on the Date of Grant, or five (5) years if the employee owns more than 10% of the common stock (“Common Stock”) of First Place Financial Corp. (the “Company”)].

Payment of Exercise Price:	Subject to the sole discretion of the Committee, the Exercise Price may be paid in cash, borrowed funds or Common Stock.

Date of Grant:

Vesting Schedule:	This Incentive Stock Option vests as follows: 20% of the shares vest on and 20% vest on each thereafter for four years.

Voting:	The Recipient shall have no rights as a shareholder with respect to any shares of Common Stock covered by this Option until the date of issuance of a stock certificate for the Common Stock covered by this Incentive Stock Option.

Distribution:	Shares of Common Stock subject to this Incentive Stock Option will be distributed as soon as practicable upon exercise. Distributions pursuant to associated rights will be made under the terms of the Plan.

Designation of Beneficiary:	A Beneficiary may be designated in writing to receive, in the event of death, any Award the Recipient is entitled to under this Incentive Stock Option.

Effect of Termination of employment or service because of:

(a) Death or Disability:	All Incentive Stock Options are immediately exercisable and remain exercisable for a period of one (1) year following termination of employment. However, Incentive Stock Options exercised after three (3) months from the Recipient’s death or termination due to disability will be treated as Non-Statutory Stock Options under the Code. Notwithstanding the foregoing provisions, in no event shall the Option be extended beyond its original term. Vested Limited Rights may be exercised only upon a Change in Control.

(b) Cause:	All rights under this Incentive Stock Option expire immediately upon Termination for Cause.

(c) Retirement:	All Incentive Stock Options are exercisable and remain exercisable for a period of one (1) year. However, Incentive Stock Options exercised after three (3) months from the Recipient’s Retirement date will be treated as Non-Statutory Stock Options under the Code. Notwithstanding the foregoing provisions, in no event shall this Option be extended beyond its original term.

(d) Change in Control:	Incentive Stock Options are exercisable only as to those shares that are immediately exercisable by the Recipient at the date of termination and only for a period of three months following termination of employment; provided, however, that in no event shall the period extend beyond the expiration of the Incentive Stock Option.

(e) Other reasons:	Incentive Stock Options are exercisable only as to those shares that are immediately exercisable by the Recipient at the date of termination and only for a period of three (3) months following termination of employment; provided, however, that in no event shall the period extend beyond the expiration of this Incentive Stock Option.

Non-Transferability:	Incentive Stock Options are not transferable by the Recipient other than by will or the laws of descent and distribution and may only be exercised during the Recipient’s lifetime.

Incentive Stock Option Holding Period:	The Recipient hereby acknowledges that in order to receive Incentive Stock Option tax treatment under Section 422 of the Code, the Recipient may not dispose of shares acquired under this Incentive Stock Option Award (i) for two (2)

years from the Date of Grant and (ii) for one (1) year after the date the shares of Common Stock are transferred to the Recipient. The Recipient must notify the Company of an early disposition of Common Stock under this Incentive Stock Option Award.

Tax Withholding:	This Award is subject to tax withholding to the extent required by any governmental authority. Any withholding shall comply with Rule 16b-3 or any amendments or successive rule.

Confidential Information, Nondisclosure:	As an employee of First Place Financial Corp., First Place Bank, or any of their current or future affiliates, (collectively “First Place”), Recipient has, and will have, access to and knowledge of trade secrets and confidential business information of First Place and/or the customers of First Place (collectively the “Confidential Information”). At all times during and after the term of his employment with First Place, Recipient will keep Confidential Information in strict confidence, and will not at any time, directly or indirectly, disclose Confidential Information to any other entity or individual and will not use such information for any purpose other than performance of Recipient’s duties with First Place. Confidential Information means all information disclosed to or known by the Recipient as a consequence of or through his employment with First Place, which (i) has not been made generally available to the public, and is useful or of value to the current or anticipated business of First Place; or (ii) has been identified to the Recipient as confidential, either orally or in writing. Confidential Information includes without limitation computer software and programs; marketing, manufacturing, or organizational research and development; business plans; sales forecasts; identities, competence, abilities, and compensation of other employees of First Place; pricing, cost, and financial information; current and prospective customer and supplier lists and information about customers, suppliers, or their employees; information concerning planned or pending acquisitions or divestitures; and information concerning purchases of equipment or property. Confidential Information shall not include information which is in or hereafter enters the public domain through no fault of the Recipient, or is disclosed by a third party having the legal right to use and disclose the information. If the Recipient is required by legal process to disclose any Confidential Information, the Recipient will provide First Place with prompt written notice of any such request or requirement so that First Place may seek a protective order or other appropriate remedy or waive compliance with this paragraph.

Nonsolicitation:	During his employment and for a period of one (1) year thereafter, Recipient will not, directly or indirectly, either himself or through another person or entity: (i) solicit, induce, or cause any employee of First Place to leave the employment of First Place and/or become employed directly or indirectly by the Recipient or by any other person or entity who or which competes directly or indirectly with any portion of the business of First Place, (“employed” shall include without limitation service directly or indirectly as an owner, manager, operator, employee, independent contractor, agent, shareholder, or consultant); (ii) solicit, divert, entice, take away, or attempt to solicit, divert, entice, or take away, any customer or business of First Place for the sale of any product or service that competes with a product or service offered by First Place; or (iii) solicit, divert, entice, take away, or attempt to solicit, divert, entice, or take away any potential customer identified, selected, or targeted by First Place with whom the recipient has had contact, involvement, or responsibility during his employment with First Place for the sale of any product or service that competes with a product or service offered by First Place.

Remedy for Breach:	In the event of breach by the Recipient of any of the Recipient’s obligations under this Agreement, First Place may pursue any or all of the following remedies in addition to all other remedies available in law or equity: (i) First Place may cancel any or all rights that have otherwise accrued under the Plan or this Agreement whether or not vested; (ii) First Place may institute and prosecute proceedings in any court of competent jurisdiction, either in law or in equity, to obtain further monetary damages for any breach of the subject provisions; and (iii) First Place may enforce the specific performance of any of the covenants contained in this agreement by injunction, including without limitation temporary and permanent injunctions or temporary restraining orders. The Recipient shall indemnify, defend, and hold First Place harmless in regard to all fees, expenses, court cost, arbitration cost, mediation cost, or other cost of litigation, provided that the litigation was brought in good faith.

Modification:	This Incentive Stock Option Award may be amended or modified, prospectively or retroactively; provided, however, that no such amendment or modification will adversely affect the rights of the Recipient under this Award without his written consent.

No Waiver:	Failure by First Place to enforce any provision of this Agreement shall not be construed to be a waiver of such provision or of the right of First Place subsequently to enforce every provision.

Severability:	In the event any provision in this Agreement is held to be invalid, the Agreement shall be interpreted as if that provision was not contained in the Agreement; and the remaining provisions shall continue in full force and effect.

This Incentive Stock Option Award Agreement is subject to the terms and conditions of the First Place Financial Corp. 2004 Incentive Plan (the “Plan”). Neither the Plan nor this Incentive Stock Option Award Agreement create any right on the part of any employee to continue in the employ of First Place Bank, First Place Financial Corp. or any Affiliates thereof. All capitalized terms herein shall have the same meaning as those contained in the Plan. The Recipient acknowledges receipt of the Plan, the portions of the First Place Financial Corp. proxy statement outlining terms of the Plan, and First Place’s most recent annual report to shareholders, which was filed with the Securities and Exchange Commission (“SEC”). First Place Financial Corp. will provide the Recipient with any past or currently filed SEC document upon request.

The Recipient hereby acknowledges that all decisions, determinations and interpretations of the Board of Directors, or the Committee thereof, with respect to the Plan and this Incentive Stock Option Award Agreement are final and conclusive.

IN WITNESS WHEREOF, First Place Financial Corp. has caused this Incentive Stock Option Award Agreement to be executed and the Recipient has hereunto set his hand, on

____________________________.
(DATE)
FIRST PLACE FINANCIAL CORP.
Board of Directors

By:

ATTEST:	RECIPIENT:

I hereby designate as my Beneficiary under terms of the Plan the following person(s) in the designated portions:

Name	O= Option S = Stock Award	Percentage	Relationship	Address

Contingent Beneficiary[1]

[1]	In the event one or more of the primary beneficiaries predeceases the Recipient

Date:	Signed:

Witness: